Comparison of change in value of $10,000 investment in Dreyfus Premier Municipal Bond Fund Class A shares and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

           Dreyfus Premier
  PERIOD      Municipal     Lehman Brothers
              Bond Fund       Municipal
           (Class A shares)  Bond Index *

  4/30/91       9,547          10,000
  4/30/92      10,606          10,951
  4/30/93      12,065          12,336
  4/30/94      12,288          12,603
  4/30/95      13,113          13,441
  4/30/96      13,911          14,509
  4/30/97      15,028          15,471
  4/30/98      16,609          16,910
  4/30/99      17,266          18,085
  4/30/00      16,401          17,919
  4/30/01      17,782          19,777

*Source: Lipper Inc.